Exhibit 10.3
Linkou Branch of Mega International Commercial Bank
Credit Authorization Approval Notice
Date: 2022/03/04
I.Total credit limit: USD 20 million or equivalent in foreign currency on a revolving basis.
II.Credit limit type: Short-term loans for material purchase
III.Drawdown method:
1.The loan may be drawn by O/A or T/T by presenting a loan drawdown form and relevant documents (including but not limited to invoices and purchase orders) for the drawdown of 100% of the amount.
2.Relevant documents may be in the form of a list (the list must clearly specify information such as the transaction document name, number, date, payment terms or expiry date, name of the transaction counterparty, and the transaction amount for each transaction; the applicant must also issue an affidavit stating that the transactions specified in the information are true and there are no repeated financing). The applicant is not required to provide individual shipping forms but shall provide the photocopies of transaction forms and shipping forms for no fewer than 3 transactions on the list (for inspection by the Bank). The shipping forms must be provided for the prepayments at a later date.
3.The Company may pay the transaction counterparty 3 days after the fund allocation date (T+3) and deliver photocopies of relevant documents for reference.
IV.Drawdown period: 2022/03/04~2023/03/03。
V.Rates of interest (costs):
1.USD: Interest shall accrue at TAIFX OFFER for six months plus 0.23% and divided by 0.946. The interest rate shall be adjusted once every month but shall not be lower than the USD basic loan interest rate plus 0.1%.
2.Other currencies: Cost of the borrowing for the Bank plus 1.0% and divided by 0.946.
3.Acceptance fee rate: The annual fee rate is 0.75% and calculated based on the number of actual acceptance days. The fee is collected in full upon acceptance.
VI.Repayment deadline: The repayment deadline for each loan (including the period for the acceptance of bill of exchange) shall not exceed 120 days.

VII.Collateral: None
VIII.Joint guarantor: None
IX.Other terms:
1.Intended use of the loan: Provided as operating capital for the borrower's purchase of materials.
2.During the loan period of the Project, your company's parent company, Super Micro Computer, Inc., shall maintain 100% direct (indirect) shareholding of your company. However, this does not apply if your company is a public company.
3.Your company agrees to maintain an average demand deposit balance equal to 10% of the total loan amount during the loan period, subject to inspection once every 3 months. If your company fails to meet the criterion, the interest rate shall be increased by an additional 0.1%. Your company also agrees to maintain an average demand deposit balance equal to 10% of the total loan amount at the Bank during the loan period, subject to inspection once a year.
To:
Super Micro Computer, Inc. Taiwan

/s/ Linkou Branch of Mega International Commercial Bank
    Company stamp    Date: March 4th, 2022
/s/ De-Ming Lin stamp
    Personal stamp of Mega Bank Linkou Branch Deputy Manager    Date: March 4th, 2022